EXHIBIT 23.1



                    CONSENT OF INDEPENDENT AUDITORS
                   ---------------------------------



The Board of Directors
Duty Free International, Inc.

We consent to incorporation by reference in the Registration Statement (Form S-4) of Duty Free International, Inc. of our reports dated February 26, 1996 with respect to the consolidated financial statements of Duty Free International, Inc. and subsidiaries as of January 28, 1996 and January 29, 1995 and for each of the years in the three-year period ended January 28, 1996 and related financial statement schedule which reports appear or are incorporated by reference in the January 28, 1996 Annual Report on Form 10-K filed by Duty Free International, Inc.

We also consent to the use of our name under the caption "Experts" in the prospectus.




                                             KPMG PEAT MARWICK LLP

Baltimore, Maryland
Dated: July 26, 1996